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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                     DIAMOND HILL INVESTMENT GROUP, INC.
                   REPORTS RESULTS FOR THIRD QUARTER 2006


     Columbus, Ohio -- November 1, 2006, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended September 30, 2006. Assets under management increased by 171% to $3.117 billion compared to $1.150 billion at the end of the third quarter of 2005 while investment management revenue of $5.5 million for the quarter increased by 67% compared to 2005. Revenue in 2005 included $1.6 million in performance incentive fees compared to $0 incentive fees earned in the third quarter of 2006. Net income for the quarter was $1.36 million or $0.61 per diluted share compared to net income of $90 thousand or $0.04 per diluted share in 2005.

     Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce excellent long-term investment returns for our clients. For the quarter ending September 30, 2006 our investment returns in our equity strategies were below benchmarks, while our strategic income strategy was above its benchmark. We are pleased that all of our strategies are above their benchmarks since their respective inceptions." Jim Laird, chief financial officer, stated, "New client investments in the quarter were $422 million, up 56% from the third quarter of 2005 but down 24% from the second quarter of 2006. We are expanding efforts to grow our business specifically by adding resources to sell our funds into the wirehouse and regional broker dealer markets and our ongoing efforts to market our private funds to institutional clients in the U.S. and abroad."


Three months ended Sept. 30	 Q3 2006	 Q3 2005	Change
Investment management revenue	$5,511,418     	$3,297,315	  67%
  Net operating income		$1,424,936	$ (113,037)	  n.m.
  Net operating income margin      26%             n.m.
Mutual fund administration, net	$  596,223	$   (9,007)	  n.m.
Investment return		$  113,187	$  211,718	 (47%)
  Pre-tax income		$2,134,346	$   89,674	  n.m.
  Pre-tax income margin            39%             3%
Net income			$1,362,245	$   89,674	  n.m.
Earnings per share - diluted	$  0.61		$  0.04		  n.m.
  Assets under management	$3.117 billion	$1.150 billion	 171%


Nine months ended Sept 30	 YTD 2006	 YTD 2005	Change
Investment management revenue	$15,749,381    	$5,876,677	 168%
  Net operating income		$ 4,101,139	$  732,735	 459%
  Net operating income margin       26%             12%
Mutual fund administration, net	$ 1,220,062	$ (126,709)	  n.m.
Investment return		$   903,287	$  378,469	 139%
  Pre-tax income		$ 6,224,488	$  984,495	 533%
  Pre-tax income margin             40%             17%
Net income			$ 3,983,025	$  984,495	 305%
Earnings per share - diluted	$  1.81		$  0.50		 262%


About Diamond Hill:

     Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.


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         325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363